Exhibit 2.2

eXI Acquisition Agreement

AMENDMENT TO ACQUISITION AGREEMENT

This Agreement is made as of March 11, 2005 and is Between:

Applied Digital Solutions, Inc.

(“ADSX”)

And:

eXI Wireless Systems Inc.

(the “Corporation”)

Background:

A.	ADSX and the Corporation entered into an acquisition agreement (the “Acquisition Agreement”) made as of January 25, 2005.

B.	ADSX and the Corporation wish to amend the Acquisition Agreement and the Plan of Arrangement attached thereto as Exhibit 1, as set out in this Agreement.

Terms of Agreement:

In consideration of the premises and the mutual covenants and agreements hereinafter set forth, ADSX and the Corporation agree as follows:

1.	Section 1.1 of the Acquisition Agreement is amended by correcting the references in the definitions of “Arrangement” and “Plan of Arrangement” to the amendment provisions of the Plan of Arrangement, from “Article 6 of the Plan of Arrangement” to “Article 5 of the Plan of Arrangement”.

2.	The Plan of Arrangement attached as Exhibit 1 to the Acquisition Agreement is amended as follows:

(a)	The definition of “Letter of Transmittal Form” in section 1.1 is deleted and the following is substituted therefor:

“Letter of Transmittal Form” means the Letter of Transmittal Form for use by holders of Common shares, in the form mailed to them;”

(b)	Section 4.l(a) is deleted and the following is substituted therefor:

“(a)	Upon surrender to the Depositary for cancellation of a certificate which represents Common Shares that were transferred to ADSX pursuant to this Plan of Arrangement, together with such other documents and instruments (including, but not limited to, letters of transmittal) as are required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and ADSX shall deliver to the Depositary and the Depositary shall deliver to such holder, a certificate representing that number of ADSX Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.2) in accordance with sections 2.2(a)(i) or 2.2(b)(i)(A), as applicable, and the certificate so surrendered shall forthwith be cancelled.”

(c)	Section 4. l(b) is deleted and the following is substituted therefor:

“(b)	If ADSX has exercised the Two Tranche Option, after the Settlement Time, the holders of Common Shares who surrender or have surrendered to the Depositary for cancellation a certificate which represents Common Shares that were transferred to ADSX pursuant to this Plan of Arrangement, together with such other documents and instruments (including, but not limited to, letters of transmittal) as are required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Depositary may reasonably require, shall be entitled to receive, and ADSX shall deliver to the Depositary and the Depositary shall deliver to such holders, certificates representing that number of ADSX Common Shares which such holders of Common Shares have the right to receive (together with any dividends or distributions with respect to section 4.2) in accordance with section 2.2(b)(ii).

(d)	Section 4.4 is deleted and the following is substituted therefor:

“4.4	Lost Certificates

If any certificate which represents Common Shares that were transferred to ADSX pursuant to this Plan of Arrangement has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, satisfactory to the Depositary and ADSX, in exchange for such lost, stolen or destroyed certificate, cash and/or one or more certificates representing one or more ADSX Common Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal Form will be issued. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing ADSX Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give an indemnity satisfactory to ADSX and its transfer agents against any claim that may be made against ADSX with respect to the certificate alleged to have been lost, stolen or destroyed.”

3.	The Corporation shall take all steps necessary so that these amendments to the Plan of Arrangement become part of the Plan of Arrangement and effective in accordance with Article 5 of the Plan of Arrangement.

4.	The Acquisition Agreement as amended hereby is hereby ratified and confirmed. The Acquisition Agreement, as amended by this Agreement, represents the entire agreement between the parties with respect to their subject matter.

5.	This Agreement may be executed in one or more counterparts, of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

APPLIED DIGITAL SOLUTIONS, INC.

By:	/s/ KEVIN H. MCLAUGHLIN
Authorized Signatory

EXI WIRELESS INC.

By:	/s/ MALIK TALIB
Authorized Signatory